Exhibit 8.1

JON D. SEAWRIGHT

Direct Dial: (601) 351-8921

Direct Fax: (601) 974-8921

E-mail: jseawright@bakerdonelson.com

May 13, 2016

Board of Directors

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, TN 37931

Re:	Federal Tax Consequences of a Modification and Exercise of Certain Warrants

Ladies and Gentlemen:

We have acted as counsel to Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer by the Company to certain of its warrant holders to receive new warrants (the “Replacement Warrants”) upon the exercise of their existing warrants at a reduced strike price (the “Offer”). The Offer is being made to holders (the “Holders”) of the Company’s warrants to purchase common stock issued between November 2011 and December 2015 in private placement transactions (the “Existing Warrants”). No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Offer Letter/Prospectus contained therein (the “Offer Letter/Prospectus”) or the Letter of Transmittal filed as an exhibit thereto, other than as expressly stated herein with respect to the federal income tax consequences to the Company and the Holders resulting from the Offer or the election by any such Holders to tender Existing Warrants pursuant to the terms of the Offer.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Offer Letter/Prospectus, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our aforesaid examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, it is our opinion that as of the date hereof:

ALABAMA ☐ FLORIDA ☐ GEORGIA ☐ LOUISIANA ☐ MISSISSIPPI ☐ TENNESSEE ☐ TEXAS ☐ WASHINGTON, D.C

1. The Company should not experience any materially adverse federal income tax consequences as a result of making the Offer.

2. The Company and the participating Holders have a reasonable basis for treating the Offer as (i) a material modification of the terms of the Existing Warrants to provide that each such Existing Warrant is exercisable for common stock at a reduced exercise price and a Replacement Warrant, followed by (ii) an exercise of the modified Existing Warrant.

3. The Company and the participating Holders have a reasonable basis to conclude that the modification of the Existing Warrants pursuant to the terms of the Offer will result in a deemed exchange of the “old” Existing Warrants for “new” Existing Warrants.

4. A deemed exchange of “old” Existing Warrants for “new” Existing Warrants should qualify as a tax-free recapitalization within the meaning of Section 368(a)(1)(E).

5. Any Holders that elect not to exercise their Existing Warrants pursuant to the terms of the Offer should not experience any materially adverse federal income tax consequences as a result of the Offer.

The opinions set forth in paragraphs (1) through (5) above are subject to the following exceptions, limitations and qualifications: (i) due to a lack of direct legal authority, it is uncertain whether the Internal Revenue Service (the “IRS”) will agree with the foregoing characterization of the Offer and the exercise of Existing Warrants, and whether, if challenged, such characterizations will be respected; and (ii) because the IRS could potentially treat one or more aspects of the Offer or the exercise of Existing Warrants in a different manner, the Offer and/or the exercise of Existing Warrants may yield additional tax obligations for the Company and/or the Holders.

This opinion letter also is subject to the following qualifications:

(a)	Our opinions as set forth herein are limited in all respects to the federal laws of the United States of America. No opinion is given regarding the laws of any other jurisdiction.

(b)	We express no opinion with respect to the tax consequences under any state or local jurisdictions.

(c)	This letter is strictly limited to those matters expressly addressed herein. We express no opinion as to any matter not specifically stated to be and numbered above as an opinion.

(d)	This letter is rendered as of the date hereof and we assume no responsibility to update this letter for any changes in applicable law occurring after the date hereof.

This opinion letter is for your benefit in connection with the consummation of the transactions set forth in the Offer Letter/Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Baker, Donelson, Bearman, Caldwell & Berkowitz, a professional corporation

/s/ Jon D. Seawright
Jon D. Seawright, Shareholder

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